UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

000-49746

(Commission File No.)

VISCOUNT SYSTEMS, INC.

(Exact name of registrant as specified in charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

3669

(Primary Standard Industrial Classification Code Number)

88-0498783

(I.R.S. Employer I.D. No.)

4585 Tillicum Street, Burnaby, British Columbia, Canada, V6C 1Z7, Tel: (604) 327-9446

(Address, including zip code, and telephone number of registrant’s principal executive offices)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On May 16, 2003 Viscount Systems, Inc., through its wholly owned subsidiary Viscount Communication and Control Systems Inc., completed the purchase of equipment and customer service contracts from TELUS Corporation.  TELUS, Canada’s second largest telecommunications provider, has historically provided Enterphone support and maintenance services to over 2,400 customers in Western Canada.  Viscount will assume these service contracts and continue to provide support and maintenance services to these customers.  Viscount is the original manufacturer of the Enterphone access control product lines.  The assignment of each customer service contract requires the consent of the customer, which TELUS is soliciting on an ongoing basis.

The purchase of equipment and customer service contracts was made pursuant to an asset purchase agreement between Viscount and TELUS dated for reference April 15, 2003.  The closing of the purchase was initially to occur on April 30, 2003, however the parties entered into an amending agreement dated April 30, 2003 which extended the closing date to May 16, 2003.  On the closing date Viscount delivered a cash payment CAD$100,000 to TELUS as consideration for the purchase of the equipment and the assignment of the first 500 customer service contracts.  On the closing date Viscount also delivered an additional cash payment of CAD$200,000 into escrow.  The escrow funds will be released to TELUS in monthly instalments as payment for additional assigned customer service contracts at the rate of CAD$200 per assigned contract.  Assuming release of the full CAD$200,000 escrow funds, Viscount will have acquired approximately 1,500 service contracts in total, subject to permitted price adjustments.  Thereafter, additional assigned contracts will be purchased by Viscount at the rate of CAD$160 per assigned contract.  Assuming assignment of all service contracts (estimated at 2,400 contracts), the total purchase price for the assets will be approximately CAD$444,000 (US$320,000).

All purchase funds in connection with the acquisition of the equipment and customer service accounts are paid out of Viscount’s working capital.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Financial statements required by this Form 8-K will be filed within 60 days from the date of this report by way  of amendment.

The following exhibits are included as part of this report:

Exhibit No.	Description
10.1	Asset Purchase Agreement between Viscount Communication and Control Systems Inc. and TELUS Corporation dated April 15, 2003.
10.2	Amending Agreement between Viscount Communication and Control Systems Inc. and TELUS Corporation dated April 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it’s behalf by the undersigned hereunto duly authorized.

Date:  May 27, 2003

VISCOUNT SYSTEMS INC.

By:

/s/ Stephen Pineau

Stephen Pineau

President and Chief Executive Officer